Schwartz Levitsky Feldman llp C H A R T E R E D A C C O U N T A N T S L I C E N S E D P U B L I C A C C O U N T A N T S T O R O N T O M O N T R E A L

April 20, 2007

United States Securities and Exchange Commission 450 Fifth Street, N. W. Washington, D.C. 20549 USA

Dear Ladies and Gentlemen:

Re: Medical International Technology, Inc. SEC File No. 000-31469

We have read the statements made by Medical International Technology, Inc in Item 4.01 of the accompanying Form 8-K, which is being filed with the Securities and Exchange Commission. We agree with the statements contained therein concerning our firm

Yours very truly, SCHWARTZ LEVITSKY FELDMAN LLP

Per: Gerry Goldberg, C.A.

GG/ch

1167 Caledonia Road Toronto, Ontario M6A 2X1 Tel: 416 785 5353 Fax: 416 785 5663